Exhibit 10.15

J.JILL, INC.

2017 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of [    ], 20[    ] (the “Date of Grant”), by and between J.Jill, Inc., a Delaware corporation (the “Company”), and [    ] (the “Participant”).

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units (“RSUs”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the RSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.     Grant of Restricted Stock Units.

(a)    Grant. The Company hereby grants to the Participant a total of [    ] RSUs, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall vest in accordance with Section 2. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)    Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.    Vesting; Settlement.

(a)    Except as may otherwise be provided herein, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates, the RSUs shall vest in equal installments on each of the first [    ] anniversaries of the Date of Grant (each such date, a “Vesting Date”). Any fractional RSUs resulting from the application of the vesting schedule shall be aggregated and the RSUs resulting from such aggregation shall vest on the final Vesting Date. Upon vesting, the RSUs shall no longer be subject to the transfer restrictions pursuant to Section 15(b) of the Plan or cancellation pursuant to Section 4 hereof.

(b)    Each RSU shall be settled within 10 days following the Vesting Date in shares of Common Stock.

3.    Dividend Equivalents. In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an additional number of RSUs (each, an “Additional RSU”) equal to the quotient obtained by dividing (x) the product of (i) the number of RSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share, by (y) the Fair Market Value per share on the payment date for such Dividend, such quotient to be rounded to the nearest hundredth. Once credited, each Additional RSU shall be treated as an RSU granted hereunder and shall be subject to all terms and conditions set forth in this Agreement and the Plan.

4.    Termination of Employment or Services.

If the Participant’s employment with, membership on the board of directors, or engagement to provide services to the Company or any of its Affiliates terminates for any reason, all unvested RSUs shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

5.    Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the RSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6.    Compliance with Legal Requirements.

(a)    Generally. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)    Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, their settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts). The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.

7.    Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the RSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the RSUs, or the sale of shares of Common Stock acquired in respect of the RSUs, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.    Restrictive Covenants.

(a)    Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement.

(b)    In the event that the Participant violates any of the restrictive covenants referred to in this Section 8, in addition to any other remedy that may be available at law or in equity, the RSUs shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.    Miscellaneous.

(a)    Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)    Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

(d)    General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)    Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.

(f)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)    No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)    Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the RSUs pursuant to Section 12 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i)    Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)    Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 12 or 14 of the Plan.

(l)    Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)    Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the RSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final.    Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)    Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n)    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o)    Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p)    Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

J.JILL, INC.

By:
Name:
Title:

[PARTICIPANT]

[Signature Page to [                    ] RSU Award Agreement]

Exhibit A

1.	During the Participant’s employment with, or other engagement to provide services to, the Company or any of its Affiliates and for a period of six (6) months thereafter, the Participant shall not, either directly or indirectly, for the Participant or on behalf of or in conjunction with any other Person, engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as described below).

2.	During the Participant’s employment with, membership on the board of directors of, or other engagement to provide services to, the Company or any of its Affiliates and for a period of twelve (12) months thereafter (the “Restricted Period”), the Participant shall not, either directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person:

a.	solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent, or contract worker of the J.Jill Companies with whom the Participant had material business contact during the course of the Participant’s employment with, membership on the board of directors of, or engagement to provide services to, the Company or any of its Affiliates to end such Person’s relationship with any J.Jill Company; or

b.	solicit or attempt to solicit any business related to the Business of the J.Jill Companies (as described below) from any Person who, as of the date of the solicitation or attempted solicitation or within twelve (12) months prior to that date, is or was a customer of any J.Jill Company or an actively sought prospective customer with whom the Participant had material business contact (through sales calls, presentations, or other business dealings) during the course of the Participant’s employment with, membership on the board of directors of, or other engagement to provide services to, the Company or any of its Affiliates.

3.	In addition, in furtherance of the Company’s reasonable efforts to safeguard Confidential Information (defined below), the Participant agrees that, during the Participant’s employment with, membership on the board of directors of, or engagement to provide services to, the Company or any of its Affiliates and during the Restricted Period, the Participant shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

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4.	The Participant hereby agrees to hold in confidence all Confidential Information and Trade Secrets of the J.Jill Companies that came into the Participant’s knowledge during the period of time during which the Participant was employment by, a member of the board of directors of, or otherwise providing services to, the Company or any of its Affiliates and will not disclose, publish or make use of such Confidential Information or Trade Secrets without the prior written consent of the Company for as long as the information remains Confidential Information. Notwithstanding the foregoing, the provisions of this paragraph will not apply to (a) information required to be disclosed by the Participant in the ordinary course of the Participant’s duties with the Company, or required to be disclosed by judicial or governmental proceedings, or (b) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of the Participant or any Person or entity acting by or on the Participant’s behalf or information which the Participant can demonstrate to have had rightfully in the Participant’s possession prior to the date on which the Participant first provided services to any J.Jill Company.

5.	During the period of time during which the Participant is employed by, a member of the board of directors of, or otherwise providing services to, the Company or any of its Affiliates and thereafter, the Participant shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize any J.Jill Company or their respective Affiliates, employees, officers, directors, products, services, customers or owners.

6.    For purposes of this Exhibit A:

a.	The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business, including, for purposes of illustration, but not limited to, ANN INC., Chico’s FAS, Inc., Coldwater Creek Direct, Eddie Bauer LLC, Eileen Fisher Inc., Nordstrom Inc., J. Crew, L.L. Bean, Inc., Lands End, The Talbots, Inc. and The Gap Inc., and in each case, their respective subsidiaries).

b.	“Confidential Information” shall be defined as any data or information (other than Trade Secrets) that is valuable to the J.Jill Companies (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, website designs, patterns, specifications, procedures, databases and personnel.

c.	The “J.Jill Companies” shall be defined as the Company and its direct and indirect subsidiaries and parent companies, and any Person in which the Company has a twenty percent or greater ownership interest, whether existing on the Date of Grant or thereafter acquired or formed.

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d.	The “Territory” shall be defined as the United States of America and any other territory where the Participant is working at the time of termination of employment, directorship or engagement with the Company; which the Participant acknowledges and agrees is the territory in which the Participant is providing services to the Company.

e.	“Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.	The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Exhibit A relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

8.	All of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in Exhibit A, and the existence of any claim or cause of action the Participant may have against any J.Jill Company, whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by any J.Jill Company of such covenants.

9.	The Participant has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictive covenants in this Exhibit A impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees, and equityholders.

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